UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report:
(Date of earliest event reported)
October 31, 2006

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18927	75-2349915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
(Address of principal executive offices and zip code)
(817) 265-4113
(Registrant’s telephone
number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01(c) Exhibits
SIGNATURES
Form of 2006 Performance Unit Award Agreement

Item 1.01 Entry into a Material Definitive Agreement.
     On October 31, 2006, the Board of Directors of Tandy Brands Accessories, Inc. (the “Company”), upon recommendation of the Compensation Committee, approved the award of performance-based units (the “Performance Units”) to each of J.S.B. Jenkins, our President and Chief Executive Officer, David Lawhon, our Vice President of Operations, and Mark Flaherty, our Chief Financial Officer, effective November 1, 2006. The awards were made under the Tandy Brands Accessories, Inc. 2002 Omnibus Incentive Plan.
     The performance cycle for the Performance Units is measured from July 1, 2006 to June 30, 2009 and the Performance Units will be settled in shares of the Company’s common stock. The performance measure for the Performance Units is based on the Company’s return on non-cash assets (“RONCA”). The ultimate number of shares of Company common stock which may be issued pursuant to a Performance Unit award will be determined based on the RONCA target actually achieved by the Company during the performance cycle. The number of performance units which will vest and be settled in shares of Company common stock will range from 0% to 150% of the target shares, based on the actual RONCA target achieved. The target shares which would be issuable to the executive officers of the Company in the event the Company achieved 100% of the RONCA target for the performance cycle are as follows:

J.S.B. Jenkins	President and CEO	29,636 shares
David Lawhon	Vice President of Operations	12,540 shares
Mark Flaherty	Chief Financial Officer	12,540 shares
     The Performance Units, or a pro-rated portion thereof, will vest if the participating executive continues to be employed through the performance cycle, experiences a termination of service as a result of death, permanent disability or retirement, or experiences a termination of service without cause by the Company or for good reason by the executive.
Item 9.01(c)Exhibits.
Exhibit 10.1 Form of 2006 Performance Unit Award Agreement
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: November 6, 2006	By:	/s/ J.S.B. Jenkins

J.S.B. Jenkins
President and Chief Executive Officer

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